Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated September 13, 2011, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Pervasive Software, Inc. on Form 10-K for the year ended June 30, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Pervasive Software, Inc. on Form S-8 (File No. 333-140833, File No. 333-116957, File No. 333-104770, File No. 333-70604, File No. 333-57500, File No. 333-92707, File No. 333-67659 and File No. 333-37347).

/s/ Grant Thornton LLP

Dallas, Texas
September 13, 2011